Exhibit 99.1

IKON OFFICE SOLUTIONS

Moderator: Dan Murphy
April 28, 2005
9:00 a.m. CT

Operator:	Good day, everyone, and welcome to the IKON Office Solutions second quarter 2005 earning release conference call.

Today’s call is being recorded.

At this time, I’d like to turn the conference over to IKON’s Vice President of Investor Relations, Mr. Dan Murphy. Please go ahead, sir.

Dan Murphy: Thank you. Good morning, everyone.

Before we begin, we’d like to caution you that the call we’re about to conduct contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. References made during the call are all based on management’s current expectations or beliefs, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The company does not intend to update any forward-looking statements made during this call.

As a reminder, today’s call is being recorded at the request of IKON. IKON plans to furnish a transcript of the call to the SEC on Form 8-K in the next few days.

This call may not be rebroadcast or replayed without the express prior written approval of IKON. Third-party transcriptions of the conference call have not been approved by IKON, and we take no responsibility for their accuracy.

This morning’s call will be hosted by Matt Espe, IKON’s Chairman and CEO. Bob Woods, Senior Vice President and Chief Financial Officer, will also be participating on the call. And Cathy Lewis, our Senior Vice President of Marketing, will be available for the Q&A portion.

Before we begin, please turn to slide three. Let me remind you that on April 21, 2005, IKON issued a press release and filed it with the SEC on Form 8-K concerning a review we are conducting of our billing controls and reserve practices for trade accounts receivable.

IKON filed an additional Form 8-K with the SEC earlier today, relating to that review. Until that review is complete and updated financial statements are filed with the SEC, you should consider all the information we will report today as preliminary.

At this point, I’m going to turn the call over to Matt Espe, and you should be on slide four.

Matthew Espe: Thanks, Dan. Good morning, everyone, and thanks for joining us.

This is a very busy quarter for IKON, and our actions and performance demonstrate our commitment to building a solid foundation for continued growth.

We’ll be covering three topics this morning. First, I’ll recap our operating performance during the second quarter and review our strategic priorities and the key trends impacting our business.

Following that, Bob Woods will discuss the quarter’s preliminary financial results and highlight some improvements we’re making to strengthen our balance sheet.

And then finally, I’ll conclude by providing you with our expectations for the third quarter and an outlook for the full year.

With that, please turn to slide five. And I want to comment on the billing and trade accounts receivable issue announced on April 21st.

During an analysis of age-traced receivables conducted during the quarter, and in connection with our Sarbanes-Oxley 404 efforts, we identified deficiencies in the processes and timeliness by which we issue and adjust certain invoices. The deficiencies result from the centralization of billing centers and the migration to a new billing platform.

The issues relate to our U.S. trade accounts receivable, and do not affect receivables arising from our European, Canadian and Mexican operations; receivables owing from GE from our leasing relationship; or receivables arising from our Legal Document Services business.

In connection with these developments, we’ve initiated a comprehensive review to determine the extent to which trade receivables may be overstated due to billing errors and insufficient reserves related to aged receivables.

Preliminary sample data suggests that trade receivables as of March 31, 2005, may be overstated by an estimated $45 million out of a trade accounts receivable balance of $372 million.

Total accounts receivable as of March 31, 2005, were $710 million. We believe that the estimated overstatement represents a cumulative effect over multiple periods; and therefore, we’ve not included the $45 million in this presentation, except on the balance sheet.

I should stress that the estimate relates to our balance sheet as of March 31, 2005, and is based only on the sample data assessed (to-date).

As reported in our 8-K filing with the SEC earlier today, based on the preliminary data currently available, our audit committee concluded that we will need to restate results for one or more prior periods. As we complete our analysis, we’ll assess the accuracy of the $45 million estimate, evaluate the impact on prior periods and determine the extent to which we’ll be required to restate results for any prior period.

Any impact is expected to be recorded as a non-cash charge that will not affect cash flow. Due to the time and effort involved in completing the required analysis, we anticipate that we’ll need to delay filing our Form 10-Q for the fiscal quarter ended March 31, 2005.

Naturally, our ability to answer questions on the subject is somewhat limited, based on our assessment so far, but we’ll be sure to provide an update when our work is complete.

Now I’d like you to turn to slide six to review our second quarter.

We expect to report preliminary earnings from continuing operations of eight cents per share, including charges for actions we took during the quarter. Excluding these charges we expect 15 cents per diluted share from continuing operations.

The loss from discontinued operations, namely, the Business Document Services unit, which we exited in the quarter, was six cents per diluted share, including charges related to exit costs.

Total earnings per diluted share were two cents for the quarter.

Total revenues declined six percent year-over-year, primarily to due to the transition out of the captive leasing business in North America. Targeted revenues, which exclude North American leasing and de-emphasize technology hardware, increased one percent.

Net sales increased two percent over last year, services were down two percent year-over-year, and finance revenue declined year-over-year in line with our expectations.

We had a strong cash flow quarter, ending with $333 million of unrestricted cash, an increase of $41 million from December 31st.

We improved our debt-to-cash ratio and used cash to purchase $45 million worth of convertible debt, $12 million worth of shares, and we paid $6 million in dividends.

Now let’s turn to slide seven.

We remain focused on our three strategic priorities - operational leverage, core growth and expansion. And it’s through this focus we intend to drive execution of our strategic and business unit plans.

Our emphasis on improving operational leverage continued during the quarter. We executed on our objective to reduce spending and exit unprofitable businesses and locations.

We also recruited Jeff Hickling, a highly-respected GE veteran, to serve as our new Senior Vice President of Operations. He’s already making an impact by aggressively addressing the billing issue as his top priority.

One of the first actions was to promote (Tom Hammond) to Vice President-Billing. (Tom) is a well-respected leader, and one of IKON’s principal experts on billing practices and customer service operations. (Tom) ran our (Glassenberry) customer care center for over six years, and has a strong track record of delivering results while never losing his focus on the customer.

We continue to drive growth in our core business. In the small and mid markets, we’re leveraging our integrated selling model to team integrated account execs with our traditional sales reps to increase customer responsiveness.

We’ve now completed the launch of the integrated selling model across North America, and have 276 trained account execs in place and contributing.

We also appointed a vice president to lead our growth initiatives in the mid market, promoting (Bill Carpoo), a seasoned IKON leader, to drive incremental business. The field has responded positively to this move, and we expect momentum to build throughout the year.

Turning to national accounts, we added 13 new contracts during the second quarter, including a significant win from Anheuser-Busch for both their corporate business, as well as approximately 2,000 of their distributors.

Our growth in national accounts continues, as more customers recognize the value we’re able to provide beyond the box. IKON is the only company truly capable of selling and servicing fleets of multi-branded equipment coast-to-coast with 100 percent company-employed service technicians and national capabilities for document assessment services.

Color revenue was strong in the quarter, with sales up eight percent. We introduced the IKON CPP 500 in the second quarter, with an enhanced 50 page per minute production color copier, a follow-on product to our highly successful CPP 8050.

Sales for total production color units reached an all-time high in March.

We also experienced success in our office color segment, significantly increasing placements of B-to-C color products from Canon and Ricoh, and will continue to leverage the strength of our multi-brand color line as we go through the year and add to our growing base of color placements.

Expansion is a third priority. On-site managed services grew total revenue by six percent year-over-year. We signed 33 net new contracts during the second quarter, generating an estimated incremental $12 million in annualized revenue.

Our performance in on-site managed services continues to be driven by our focus on new business development and our service excellence initiative, which utilizes best practices and proven methodologies to provide outstanding customer service.

Off-site managed services was impacted by business restructuring during the second quarter. Business Document Services is now reported as discontinued operations, leaving Legal Document Services as our primary off-site managed services business.

While this business continues to experience both volume and price pressures, we expect a completed consolidation from 82 to 65 sites, the streamlining of the management structure and the focus on sales execution to yield positive results in the second half of the year.

Professional services grew seven percent. During the second quarter, our professional services team delivered four times as many document strategy assessments as last year, leading the way for customers to implement new workflow solutions and fleet management strategies that improve their productivity and ROI.

This offering helps customers identify inefficiencies in their document management processes and systems, resulting in new equipment purchases, new workflow strategies and new technologies to improve document efficiency.

Europe delivered strong performance during the quarter. Revenue grew five percent, with net sales up four percent. Within net sales, equipment sales were up 12 percent, while the de-emphasized technology hardware business was down 43 percent.

Customer service in Europe was also strong during the quarter, with a seven percent increase over last year, driven by a five percent increase in copy buying.

Please turn to slide eight and I’ll review the revenue trends for the quarter.

Total revenues of $1.1 billion declined six percent year-over-year, primarily due to the transition out of the captive leasing business in North America. Targeted revenues, which exclude North American leasing and de-emphasize technology hardware, increased one percent.

Now I’d like you to turn to slide nine.

Equipment sales, the major component of net sales, grew 5.3 percent to $459 million over the prior year. As previously mentioned, much of the growth was driven by the leasing transition of GE, along with solid growth in Europe, color and national accounts.

Excluding the leasing transition, the year-over-year decline in equipment sales was 3.2 percent, an improvement over the 5.6 percent decline experienced in the first quarter.

Looking at the key segments of the equipment market, we experienced a 10 percent sequential increase in equipment during the quarter.

Sales color revenue grew eight percent from the prior year, and represents 25 percent of the total equipment revenue mix. Color placements were up 20 percent.

While average selling prices declined due to a combination of new product introductions at lower price points and the continuation of a competitive market, the increase in color placements drives aftermarket revenues and profits to the higher margins of color output.

In the U.S. market, we continue to see a shift in the office segment, as more customers choose to replace black-and-white devices with new color-capable multi-functional devices.

During the second quarter, our office black-and-white equipment sales declined five percent from a combination of factors: the conversion of black-and-white units to color-capable devices; newly introduced black-and-white models positioned at lower price points; and continued pressure on average selling prices.

Production black-and-white equipment sales declined about 10 percent. This segment was impacted by continued price compression of eight percent, and a shift to lower end speed ranges within the same segment. As a result, we responded with aggressive marketing programs in March, and rebounded with a strong month and quarter finish.

Consistent with prior quarters, we continue to see strong installs in the high end of Segment 6, with our total IR 110, 125 and 150 product placements up 39 percent.

Now, please turn to slide 10.

Service revenues were down two percent year-over-year. This was driven by declines in customer services and managed services, offset by growth in leasing fees and in professional services.

Within customer services, which represents our aftermarket operations, copy volume is up from the same period last year with strong increases in both the total color segment and production black-and-white segment, offset by a decline in the office black-and-white segment.

Note that the billing and trade accounts receivable review we highlighted at the start of the presentation has the most impact on trends and services, particularly customer services. So we will update you on services trends when the work is complete.

In summary, during the second quarter, we decreased our spending through crisp execution of our business restructuring and field realignment; we drove sequential equipment growth and look to continue to build on this momentum during the third quarter; and we are focused on resolving the billing and trade accounts receivable issue as quickly as possible, and will update you as soon as the work is completed.

Now, Bob will take you through the financial results for the quarter, and I’ll be back later to wrap up with expectations for the year.

Robert Woods:	Thank you, Matt.

I’ll review the overall details of our preliminary 2Q financials, along with specific actions we took during the quarter.

Now, please turn to slide 12.

We are reporting preliminary earnings per diluted share from continuing operations of eight cents per share on revenues of $1.1 billion.

The eight cents includes charges for actions we took during the quarter related to the announced restructuring and the announced loss on the divestiture of substantially all of our operations in Mexico.

Other actions we took in the quarter included a gain from the final reconciliation of our U.S. transaction with GE, a gain from the sale of two technology businesses, costs for the purchase of a portion of our convertible debt, and real estate charges incurred as we reduced the number of locations.

Excluding these charges, we expect 15 cents per diluted share from continuing operations. While not apparent on the chart, the tax rate in the 15 cents is about 35 percent.

As Matt mentioned earlier, our estimate of $45 million in charges for the billing and trade accounts receivable is not included in these numbers. Losses from discontinued operations were six cents per diluted share.

At the end of the quarter, actual shares outstanding were less than 140 million shares, and fully diluted weighted average shares were about 142.5 million shares.

Now, please turn to slide 13.

We took significant steps during the second quarter to shut operations that were not profitable, allowing us to eliminate related losses in the future. The actions included the exit from our Business Document Services unit, comprised of 12 locations, generating about $50 million in revenue, but losing about $8 million of operating profit on an annual basis.

Other actions included the consolidation of 17 unprofitable, Legal Document Services locations. We also sold substantially all of our Mexican operations, which lost $6 million during fiscal 2004.

We realigned our field structure to serve our customers in a more cost-effective manner, while maximizing sales potential. By streamlining our field leadership structure and reducing other corporate support staff, we reduced costs while maintaining our sales capabilities.

These actions, together with other reductions that occurred during the quarter, reduced total headcount by almost 1,800 people.

The charges taken to-date were lower than our estimate. Overall, the previously communicated range of $38 to $52 million of pre-tax costs related to these actions will likely come in closer to $31 million, driven by better execution, particularly in closing the BDS business.

Note that the charges will continue in discontinued operations for at least one more quarter.

Now please turn to slide 14.

Gross profit in the quarter declined 2.1 points from the prior year, driven by the decline in the mix of finance income. Net sales margin declined by .6 points year-to-year, primarily due to lower margins on the sale of supplies.

Total service margin declined .4 points year-to-year. Finance margin increased to 75 percent for the second quarter, from 65 percent for the same period a year ago, due to the higher margins associated with the retained U.S. portfolio and our European leasing business.

Sequentially, gross profit declined .6 points, driven by a decline in net sales margins.

Now please turn to chart 15.

Selling and administrative expenses in the quarter were $351 million, an improvement of $27 million year-over-year. This was primarily driven by a $19 million reduction in administrative expense, due to the sale of our leasing operations, plus a $6.5 million improvement from the streamlined field leadership structure.

These amounts were offset by a foreign currency impact of $2.3 million, real estate charges of $2.2 million, and investments in our integrated selling model. This reduction in expenses resulted in an S&A expense-to-revenue ratio of 31.8 percent compared to 32.3 percent a year ago.

Sequentially, the expense-to-revenue ratio improved by 70 basis points.

We continue on track for achieving the 100 basis point year-to-year reduction in our expense-to-revenue ratio.

Now please turn to slide 16.

We ended the quarter with an unrestricted cash balance of $333 million, an increase of $41 million compared to December 31st. This was due to strong cash from operations performance, primarily generated from lower accounts receivable and inventory.

The GE receivable was reduced by $18 million for the quarter to end at $183 million on March 31st.

Total cash from operations for the quarter amounted to a positive $95 million, which when combined with the use of $92 million in the first quarter, brings cash from operations to a positive cash flow through the first six months.

Net capital expenditures of $14 million in the quarter were lower than forecast. Leasing collections net of additions provided $101 million of cash in the quarter, and debt supporting leasing activities was reduced by $85 million.

We brought down corporate debt through the purchase of $45 million in convertible notes, which has an additional benefit of a reduction in diluted shares. We paid dividends of approximately $6 million, and spent $12 million on share repurchases.

We repurchased almost 1.2 million shares in the quarter, bringing cumulative share repurchases under our 2004 board authorization to 9.8 million shares for $112 million. One hundred and thirty-eight million dollars remains under our board authorized share repurchase program.

Note that pending the completion of our billing and trade accounts receivable review, we do not expect to buy back stock. We will return to the market as soon as the review is completed, and expect to catch up on the stock repurchases by the end of the year.

For the full year, we remain comfortable with our expectations for cash from operations between negative $25 million and positive $25 million, which includes roughly $110 million in tax payments related to the runoff of the retained portfolio.

Projected capital expenditures remain at our expectation of $90 million.

Our operating cash model post the runoff of the retained portfolio is straightforward, with net income and any working capital change providing our cash sources and uses, while the depreciation add-back in capital expenditures are expected to be very close to a net zero.

We have received consent from our lending group to retain access to our $200 million backup credit facility during our billing and accounts receivable review. We have no plans to draw on this facility, but it does provide support for letters of credit.

Now, please turn to slide 17.

Key items on the balance sheet include net accounts receivable of $710 million. Note that pending completion of our billing and trade accounts receivable review, we have indicated a reduction of $45 million as of March 31st. We have also reduced shareholders’ equity by $45 million.

After the review, a portion of the reduction in shareholders’ equity will be allocated to tax accounts on the balance sheet.

Inventories decreased by $73 million compared to the December quarter end, and $16 million compared to the September year end, due to better supply chain forecasting, shorter cycle times and improved product life cycle management. As a result, our turns increased slightly to 9.7.

As of March 31st, our total debt-to-capital ratio was 45 percent compared to 47 percent at the end of the first quarter, and 56 percent for the same period in fiscal 2004, with the reduction attributable to debt purchased in the quarter and lease-related debt reductions.

Now please turn to slide 18.

By now you are familiar with this chart, which shows the projected trends in our lease portfolio and the related debt on the left, and corporate debt levels and maturities on the right. We have no significant corporate debt maturities before 2007. The remaining $245 million of convertible debt matures in May 2007, and becomes callable next month at 102.

Now please turn to slide 19.

As we discussed last quarter, the retained lease portfolio carries with it finance gross profit and operating income, which will continue to run off through the first quarter of fiscal 2007, when this portfolio of customer leases reaches end of term.

In the first quarter, the leasing headwind was about two cents, and this quarter the headwind is about three. This is slightly lower than we had originally estimated, due to higher profit-sharing fees in the quarter.

We are now expecting a full year headwind of about 14 cents versus the 15 cents we told you in the first quarter.

In 2006 and 2007, the headwind is simply the decline in operating income from the retained portfolio. The headwinds remain the same for fiscal 2006 and ’07, and are about 15 cents and five cents, respectively.

Now please turn to slide 20, and I’ll turn the presentation back to Matt.

Matthew Espe:	Thanks, Bob.

As I said at the opening of today’s presentation, the second quarter was very busy. As you can see from the summary on slide 20, we accomplished a great deal, including: a one percent increase in targeted revenue growth, along with a sequential increase of 10 percent in our equipment revenue growth; a very good quarter for cash with $95 million in cash from operations; strong expense reduction actions, keeping us on target for 100 basis point reduction in the E-to-R ratio by the end of the year; multiple moves to close unprofitable businesses and streamline organizational structure to improve operations and profitability; repurchased $45 million of convertible debt; and aggressively addressing the billing and accounts receivable issue.

As you can see, we’re making the right decisions to ensure that the company’s future is well positioned. We continue to move forward on our 2005 strategic priorities, operating leverage, core growth and expansion.

We improved our operating leverage in Q2 to the restructuring actions we implemented, and will continue to do so through our focus on billing and trade accounts receivable.

We’re taking significant steps to improve the quality of our business, and to build a platform for improved operating performance, reduced spending and increased productivity.

And now please turn to slide 21 and review our fiscal 2005 expectations.

As we move into the third quarter, I’m pleased to announce that IKON and NRG Group PLC presented materials to their subsidiaries’ relevant Works’ Councils today, detailing the proposed divestiture of IKON’s French subsidiary to NRG.

Subject to the opinion of the Works’ Councils. Any final terms of the proposed transaction would be memorialized in an agreement that would include customary conditions, such as applicable, regulatory approval.

If the sale is concluded, it’s important to point out that we will not be exiting from France, as we’ll continue to support key accounts and pan-European accounts, with a presence in the country on an ongoing basis, similar to our new model in Mexico.

As for fiscal 2005, we expect EPS from continuing operations to be 63 to 68 cents, although likely at the low end of that range. And for the third quarter we expect earnings per diluted share from continuing operations to be in the range of 16 to 18 cents.

These expectations exclude the charges shown on slide 12, and the impact related to the pending billing and trade accounts receivable review.

Consistent with the SEC’s recent ruling on stock option expensing, we now anticipate that the expensing of stock options will begin in the first quarter of fiscal 2006.

Thank you for listening, and now we’ll be happy to take your questions.

Operator: Thank you. The question-and-answer session will be conducted electronically today. If you do have a question, please press star one on your touch-tone telephone.

Once again, that’s star one to ask a question. And we’ll pause for just a moment.

And our first question will come from Matthew Troy with Smith Barney.

Matthew Troy:	Good morning.

Matthew Espe:	Good morning.

Matthew Troy: I wanted to ask a question. We’re getting mixed signals, somewhat, from Canon, with the broader indication being that they’re seeing more success within the independent dealer channel relative to IKON and some other channel partners.

When they reported results yesterday, the Americas were their weakest region, with office imaging products declining for them on a revenue basis by about 2.7 percent.

I was just wondering, could you give us an update on the relationship with Canon, and your sense as to whether you are losing share with them or gaining share, relative to their direct sales efforts and the independent dealer channel?

Matthew Espe: Well, we never comment on a Canon announcement. You know, frankly, there’s lots of moving parts.

I mean, I can tell you, Matt, that we are clearly building momentum in our equipment revenues, evidenced by the progress in growth, sequential growth, quarter over quarter. And clearly, Canon, as our largest single supplier would benefit from that.

Matthew Troy: OK. I’ve got a second question here.

Kind of a skittish equity market right now and some mixed data points from some of your tech peers. I was wondering if you could comment on enterprise level spending expectations you folks are seeing.

I think your primary competitor pointed to a slowdown in the first quarter that was primarily centered in the first month, and sequentially the calendar quarter got better.

Could you give us a sense of the business demand in the current quarter, now that we’re about a month deep into it, as well as your spending - or sense of spending intentions …

Matthew Espe:	Right.

Matthew Troy:	… for the rest of the year?

Matthew Espe: Sure. I think clearly, one of the things we’ve seen in the last year or two, Matt, has been more volatility …

Matthew Troy:	Yes.

Matthew Espe:	… quarter to quarter.

So, I mean, it’s getting, I think, a little tougher to call any given quarter. And so, we tend to step back and take a broader view.

Having said that, we certainly see lots of opportunity for targeted revenue growth in the market. You know, on a hardware basis, we’d certainly point to color.

We still see a very significant opportunity in professional and managed services. As I pointed out, our document strategy assessments in the quarter were four times the same period last year. That ultimately leads to increased demand for workflow solutions, as well as hardware.

Managed services continues to be, I would say, reasonably robust. I mean, our on-site managed services continues to grow. We reported revenue growth of six percent.

So, it’s still - I mean, it’s a challenging operating environment, without a doubt. I think it’s - I think our customers have kind of a show-me attitude. You know, the work that we’re doing has to demonstrate tangible productivity results.

And that’s why our focus on professional services, or really, enterprise services, you know, leading with document strategy assessments, and the flexibility we have with respect to the breadth of workflow solutions, and, frankly, the benefits of the hardware suppliers we have, I think positions us relatively long.

Matthew Troy:	To quick follow-ups, then, I guess.

If you could help me reconcile the 4X growth in - four times growth - in the assessments, versus only a seven percent revenue growth in the professional services. You know, if you could help me just reconcile the break there. And then one quick follow-up on that.

Matthew Espe: Sure. The seven percent professional services growth is net of our exiting a slow growth technology services business.

So I think we’re kind of captive of a tough year-over-year comparison.

If you look inside, you know, the reported professional services segment, professional services per se is up approximately - well, it’s up between 14 and 15 percent on a global basis.

So we think we’re still growing faster than the market.

We assess - and, again, it gets a little dynamic quarter-over-quarter - but we assess on an annualized basis the market in professional services to be kind of 10 to 12 percent. So, we think we’re holding our own.

The 4X increase in the document strategy assessments, obviously, will result in revenue, you know, further into the year - or sometimes in the next year. I mean, …

Matthew Troy:	Yes.

Matthew Espe: … one of the things you see with, you know, with workflow solutions is, we have experienced an expansion in the sales cycle. And that’s part of the - you know, it’s just the nature of the game, I think.

Matthew Troy: Last follow-up to Bob’s earlier remark on net sales margins declining due to lower supply margins. I was wondering if you could put a little bit more color on that. Where are we seeing the weakness on supplies?

Matthew Espe:	I’ll - let me take that one, and I’ll kick it over to Bob for further comment.

If you look at our - if you look at our supplies businesses, we have walked away from some non-strategic supplies. That will have some impact on the margins.

I think that we’ve certainly increased the management focus on the supplies business inside of IKON. And we’re very happy with what we’re seeing in the future. And we’ve got to just …

Robert Woods: That’s exactly right. What we’ve done is, we’ve looked at this from an O/I standpoint. And where you might have good margins, we also find we might have very high selling expense.

Matthew Espe:	Right.

Robert Woods: So the O/I in this business, while you look at the margin declining at a gross profit level, the O/I in this business, the O/I margin in this business is stabilizing. And we think we have a more complete model now.

Matthew Troy: Great. Thank you very much, guys.

Matthew Espe: You bet. Thanks, Matt.

Operator:	We’ll now hear from Shannon Cross with Cross Research.

Shannon Cross:	Good morning.

Matthew Espe:	Hi, Shannon.

Shannon Cross: Hi. I wanted to dig a little bit more into the color issue, you know, in terms of the growth rates there, where the weakness relative on a sequential basis was. I mean, Xerox was down, as well.

So I’m just trying to understand a little bit more of the year-over-year growth rates in color.

And then I had a second question with regard to some comments we’re hearing out in the marketplace that HP is exiting the copier business it has with Konica Minolta.

And I was just curious. I assume you guys haven’t sold much of that, so it’s not going to have an impact. But I just want to confirm.

Matthew Espe: OK. With, first of all, with respect to the color business, I think I - you know, on a reporting basis - I’d take you back to the volatility quarter-over-quarter.

I mean, we had a fairly robust first quarter. And, you know, while eight percent is below double digits, I think it has more to do with the timing of the quarter than anything else.

So, net-net we’re very happy with the progress we’ve made on color. The CPP 500 seems to be picking up right where the 8050 left off. We had the strongest, you know, the strongest install month in March that we’ve ever had.

And I’d also like, as a reminder, we only play currently in the production space up to 50 pages per minute. So we’ve got a more focused color offering, and to be honest with you, we’re happy with it. We’re happy with the progress we made with Canon, with Ricoh, as well as the Konica co-branded product.

On a comparison basis, you know, some of our competitors combine aftermarket and equipment when they report color. So on a comparative basis, we’re reporting purely equipment. We take the aftermarket revenue and put that in the total aftermarket space.

So, you know, we still think …

Shannon Cross:	((inaudible))

Matthew Espe:	I’m sorry?

Shannon Cross:	I was going to say, that’s a good point.

What would the year-over-year growth rates be if you included in the consumables?

Matthew Espe: I’m not - don’t have that. We don’t report it that way.

Robert Woods:	What I would tell you, Shannon, is that copy growth in color was 49 percent year-over-year.

Shannon Cross:	OK.

Matthew Espe:	Yes …

Shannon Cross:	And what percent of - what percent of page volume is now color?

Cathy Lewis: It’s probably about five percent at this point in terms of the clicks, Shannon. This is Cathy Lewis. Good morning.

Shannon Cross: Hi. How are you doing?

Cathy Lewis:	Excellent.

Matthew Espe:	And then color as a percentage of equipment revenue is about 25 percent.

Cathy Lewis: And, Shannon, I would point out that we had a transition, also, in the quarter from the original 8050 product to the 500. It was a reasonably smooth transition, but there were some - a point where we were almost out of inventory. So to have March be another record month for the product, I think, says a lot about our future opportunity.

Shannon Cross:	And in terms of the production, if you look at what’s going on with Canon right now, are you seeing some softness in terms of the 5000 or 5100, given the age of that product?

And I would assume as we get closer to people expecting a refresh, that that will weaken.

Cathy Lewis: Well, Shannon, that’s the reason why we, in deference to our customers’ requirements, went out and filled what we saw as a gap with the 8050 and now the 500. So we expected a drop-off. And it has continued.

And clearly, there is a lot of interest in the market, though, for the time when Canon does refresh the (life). And we’re looking forward to it, as well.

Matthew Espe:	I was going to say, we look forward to that very anxiously.

Shannon Cross: Yes, I’m sure you do. I think, you’re not in - you’re not alone in that.

Matthew Espe:	I bet.

Shannon Cross:	And then with regard to the HP, just comfort level, I guess, if they stop rebranding Konica Minolta, it’s not really an impact?

Matthew Espe: Well, we’re - you know, Shannon, we’re not going to comment on what HP will or won’t do. I’ll tell you that we’re happy with HP relationship. We’ve seen fairly significant growth, and continue to see significant growth on a small base, admittedly.

You know, it’s a - the majority of our success with them is (perma) based. We’re working closely on some pretty good deals. The level of integration, I think, has improved over the last several months.

And I think that’s about all I can with respect to HP.

Shannon Cross: OK. And what about their small function, 4345, you know, their - I think that’s the right number. I always mess it up. But …

Matthew Espe:	That’s the new - that’s the new product.

Shannon Cross: Yes. Is that being - I think last time I’d asked, and you said it was more of a printer replacement. We just want to make sure that that’s not starting to impact low-end black-and-white from a copier standpoint.

Matthew Espe: We haven’t - no. I mean, I think you’re right. We see it as a replacement for mostly printer applications. We haven’t really seen any erosion upwards into the copier space from that at all. And, Cathy, any …

Cathy Lewis: No. No, you’re absolutely correct, Matt.

Matthew Espe:	So, I think we’re …

Cathy Lewis:	We’re excited by the product, but so far it has its place with us inside some fairly significant printer replacements.

Matthew Espe:	And we like it in that place.

Shannon Cross: OK. Thank you very much.

Matthew Espe:	Thanks, Shannon.

Operator:	We’ll now hear from Carol Sabbagha with Lehman Brothers.

Carol Sabbagha:	Good morning, thanks.

Matthew Espe:	Hi, Carol.

Carol Sabbagha: Just - hi. Just a couple of questions.

You know, if we talk to people in the market, my sense is that, versus kind of a year-and-a-half ago, that where you were, really had a lot of momentum behind you and were probably gaining decent share, that that momentum has gone away a little bit. Not saying you’re losing share, but it seems like it’s gotten a little bit tougher.

Is that just a reflection of Xerox getting stronger? Are there issues with the products that you’re getting from your OEMs, or anything else, for that matter?

Matthew Espe: It’s a good question. I would say that you have to begin with the market. I mean, we certainly haven’t seen, aside from colors, as we mentioned earlier - and frankly, I think the industry is benefiting from the color technology.

You know, the market certainly, on the equipment side, hasn’t improved dramatically. We have seen significant progress, I think, sequentially, as I said before, a 10 percent improvement in equipment revenue quarter-over-quarter.

You know, we - Xerox has certainly re-entered the market fairly aggressively. We’ve seen some very low-end products and some very big price investments over the last several months. And we’ve seen, you know, the (Nubira) product line coming in.

So, I think we have to admit that we have a stronger, more stable competitor in Xerox. I think ultimately that’s good for the industry, quite frankly.

But I would point to the progress that we’ve made in our overall equipment revenue.

And frankly, beyond the equipment revenue, at the end of the day, we believe that the differentiation in the marketplace will be a combination of world-class workflow solutions and digital imaging technology.

And I’d also say, point to our robustness in Europe. I mean, significant growth in Europe at planned rates in a very soft market.

So, you know, Carol, I think, all in all I would sort of summarize by saying, the industry, you know, the market itself continues to be tight. I think that we’re positioned to take advantage of the segments within the market that offer growth. And I would say we’re kind of holding our own against a, you know, a tough competitor.

Carol Sabbagha:  And I think the end markets were probably, over the last, you know, four quarters or so, weaker than either you or Xerox expected. I would guess that would be a fair statement.

In light of that, do you consider doing more aggressive restructurings than you’ve done? I know you’ve made a big move this quarter.

But would you consider that? And at what point would you?

Matthew Espe: Well, we’re on a - we’re executing the plan that we’ve laid out, which is, we’re focused on target revenue growth. And again, I think we’ve build some real momentum there in the last 60 to 90 days, particularly in the mid markets.

I mean, bringing (Bill Carpoo) back as our vice president of mid markets and really becoming, I think, a lot more responsive with respect to our offerings and more competitive, we’ve seen some incredible momentum, particularly, I would say, in the last 45 days of the quarter. And that momentum appears to be continuing, you know, as we go through this quarter.

So, I mean, I would say that if you look at (that), if you look at color, and if you look at the progress we continue to make in services, you know, we’re never happy with our rate of revenue growth, but we are - we like the trends.

Against that, we’re committed to 100 basis point improvement in SG&A. As Bob pointed out, we’re at a 70 basis point improvement now. We’re comfortable that we’ll be able to achieve 100 basis point improvement.

I think stepping up and dealing with some perennial, underperforming business units like Business Document Services, like our traditional business in Mexico, point to our focus on strengthening the operations and just dealing with underperforming businesses.

You know, the reduction in the unprofitable or marginally profitable Legal Document Services sites, I think, is more evidence. And the restructuring of the field overhead structure.

So, we think the right move for us is to continue to drive our focus in targeted revenue, and be as aggressive as possible in SG&A. And that’s what we’re doing.

Carol Sabbagha: OK. And then, I’m sorry if I missed that number. Did you say what customer service did this quarter?

Matthew Espe: No. Services in total were down two percent.

Carol Sabbagha:	Was customer services worse than that, or better than that?

Matthew Espe:	Well, we don’t want to comment, because, just to recall, the …

Carol Sabbagha: Oh, just - yes, I’m sorry about that. That’s why you didn’t mention it.

Matthew Espe:	Yes.

Carol Sabbagha: And then, my last question is, the third quarter guidance looked a little bit lower than what we had. Not by much, but a tad.

What are - so it looks like it’s going to be much more of a fourth quarter year for you. What are the major things that are going to make the fourth quarter stronger?

Matthew Espe:
Well, frankly, I think this really - I mean, I’ll let Bob comment on this, as well - but I think the guidance that we have for the third quarter and preserving the total yearend guidance, albeit at the low end of the range, kind of lays in our, close to our normal performance on a quarter-over-quarter basis.

When we look at that, we’ll certainly see a benefit from - or expect to see benefit from - the equipment we’ve built up, particularly in the mid market.

Accounts receive - national accounts, rather, had a very strong quarter. We’ll continue to see the benefit of that.

The momentum in professional services, the momentum that we’re experiencing in on-site managed services. Europe continues to be very strong for us.

We’ll see the benefit of the SG&A reduction. We’ll see some benefit of the businesses we’ve exited, although, frankly, most of that benefit will be 2006.

We’re certainly seeing a pop in the productivity of our field-based account execs as we fully implement - as we’ve fully implemented the integrated sales model. And we’ve seen some very nice increase in sequential quarters as the integrated account execs and the field-based reps collaborate.

So, we think we have a lot of momentum. We’re balancing that enthusiasm against a pretty tough set of market conditions and a, you know, a stronger set of competitors. And so, that adds up to 63 to 68 cents to, you know, that’s kind of where we are.

Carol Sabbagha:	Thanks very much.

Operator:	Next we’ll hear from Ned Davis with Taconic Group.

Ned Davis: Thank you. Good morning.

I just had a specific question. We’ve now been about a year through the transition with the sale of most of the leasing operation. And I’m wondering if you can comment.

Apparently the headwind effect has been somewhat mitigated by better fee income. Maybe you can give us a little bit of color on what’s causing that.

But specifically, my question is, do you find yourself in a strong competitive position in terms of those customers that are most interested in the net financed cost of sales? And can you speak about how that whole situation is shaping up for you?

Matthew Espe:	Let me just make a comment, and I’m going to let Bob kind of weigh in here a little bit.

I would say that we are - not only are we a year or so away from the close of the transaction with GE, we’re a year into the new relationship with IKON Financial Services. And I would say that the transition from a capital leasing business to the relationship with GE - you know, through IFS has been extremely smooth.

We’ve seen a significant increase in their responsiveness and competitiveness. And I’d give the integration an A plus. So with that, I’d just kind of turn it over to Bob for additional comments.

Robert Woods: Sure. Ned, the fees that come from GE come in three principal buckets. There’s an origination fee, and then there’s a volume fee. And then there’s also a sharing based on lease end activities.

The three percent and the five percent have been very stable - reasonably stable. The three moves with our equipment, and the five is very predictable.

Where the variability has come from is in the sharing. And the sharing is tough number to peg precisely, because in sharing you have - obviously, what happens at the end of a particular lease. And if you have an asset that comes back that you can get more money for than you might have anticipated, then you have more money in the pot that we share with GE.

So it comes down principally to the sharing bucket. And it’s a good story, in that, as we work through lease end activities, they have been slightly better than we thought they would be.

Ned Davis: OK. And competitively, can you make any comment about how you are compared to your competitors on financing deals specifically? Can you make a general statement about that, compared to a year ago?

Robert Woods: Sure, Ned. What we do is, we compare this to the activity we had when we had a captive leasing business. I can tell you that, in terms of number of transactions that are approved by GE, and the dollars that are approved by GE, they are right in line with where we were as a captive.

So we have - as Matt had said - we are very pleased with the relationship we have with GE, with their responsiveness and their willingness to go after deals as we’re trying to go after deals. They work right with us.

Ned Davis: OK. Thank you.

Matthew Espe:	You bet.

Operator:	We’ll now move on to Tim Hasara with Kennedy Capital.

Tim Hasara: Yes. Can you explain your rationale for not buying stock, and waiting till the end of the year? I just don’t understand it.

Matthew Espe: That’s a good question. Let me clarify. First of all, we continue to buy stock. We bought a - the board approved a $250 million authorization upon the completion of the GE transaction a year ago, last April.

At that time we communicated that we expected to be able to utilize most of that authority over an 18-month period from last April.

So with that background, we have bought 112 - we’ve used up approximately $112 million worth of that authorization with 138 million to go.

The reason we’re not purchasing shares currently is because of the analysis we have underway with respect to our billing and accounts receivable. When we complete that analysis and file our Q, we will get back into the market and purchase shares.

And I think the essence of Bob’s comment was that we expect to be at our planned rate, if you will, by the end of the year.

Tim Hasara: What is - I don’t understand what that has to do with buying stock back. I mean, what does that study have to do? I mean, this is over multiple periods going back in time. It’s no effect on cash. I just don’t understand the rationale.

Robert Woods: The rationale is, as we sit here today, everything that we know about the billing review we’re doing is in the public. It’s everything that we’ve said today.

But as tomorrow comes, the next week comes and the week after, we will know more about the billing that we won’t be announcing on a daily, weekly basis. So, we’ll be in possession of material information as we go through this, that until we’re happy with where this all stands, we just think it would be inappropriate to be in the market buying stock.

Tim Hasara: OK. And, you know, with respect to this review, you had mentioned you’re aggressively addressing it. Why was this not addressed in the past, or aggressively addressed in the past? It’s for multiple periods. Both of you have been there for some period of time.

How did this all of a sudden come up?

Matthew Espe: Well, we were going through an analysis of the age trade accounts receivable business. Along …

Tim Hasara: You just started that now? Or did you do it - you didn’t do it a year ago or six months ago, you just started to do that now? Or you don’t review that on a periodic basis?

Matthew Espe:	I was going to finish the comment.

Tim Hasara:	OK.

Matthew Espe:	As we were going through the trade accounts receivable along with the Sarbanes-Oxley work, that combination of activity identified the deficiencies in the processes in place.

It appears that the causes primarily are the way that our billing centers and customer care centers were centralized, along with the migration to the new billing platform.

So, as soon as we discovered that, we went to work on it.

Tim Hasara:	OK.

And I just - a little more further clarification on why you’re going to be at the lower end of your guidance. That wasn’t explained to me. Your comments on the call seem to be very positive and, you know, things are going real well.

And I just don’t quite understand why you’re going to fall into the lower end of that range.

Matthew Espe:	Well, I think as we look at the second half, we have a clear line of sight on the second half, based on a, you know, 12 cents first quarter and a 15 cents second quarter.

Looking at the balance of, kind of second half to first half traditional revenues and the quarterly splits, we think that, A, we’re still in the range, but we think that we’ll be at the low end of the range.

And it’s, you know, the statement’s made on our best assessment today of our second half business opportunities.

Tim Hasara: You know, as a shareholder that, you know, owns more share than management here, I’m very disappointed in these results and of the review here. Just want to express that.

Matthew Espe:	I appreciate that.

Tim Hasara:	Thank you.

Operator:	And now we’ll move on to Jack Howard with Steele Partners.

Jack Howard:	Hello?

Matthew Espe:	Hey, Jack.

Jack Howard:	Hi.

Could you just comment on the tax effect of this $45-million receivable issue?

Robert Woods: Sure. The $45 million for a - and let’s start with the tax return, Jack, which will be cash tax.

The $45 million will have no tax return implication, because we expect that what we will have is a billing quality reserve that we will set up.

Where it affects taxes is when you take the $45 million and, for example, write off specific receivables, because cash taxes are impacted by actual events, not estimates of future events.

So the - right now as we see it, we’re looking at the $45 million. It will be tax (effected) from a book accounting standpoint. In terms of exactly how it affects our tax returns, we’re working through that.

But since taxes tend to be more keyed off of actual events, at this point, I will just leave it at that in terms of what the actual implications will be.

But from a book standpoint, absolutely, there’ll be a tax benefit booked. From a cash tax standpoint, I’m going to defer to our tax guys till they actually work it through the returns.

Jack Howard:	OK.

And you’ve commented about this France situation. Could you talk about the size of that business? And I’m assuming it was a loser, and that’s why you’re pursuing this?

Matthew Espe: Jack, it would - it just would be inappropriate for us to go into any detail now. When we’re finished with the transaction, we’ll certainly communicate as much about the business as we can.

So, right now we’re in a position where we’ve - you know, we and NRG are presenting the proposals to our respective Works’ Councils. We’re going to have to let it kind of work through the normal process in France and in Europe.

And believe me, when the time is right, we’ll sit down and share it with everybody.

Jack Howard: And then lastly, I heard somebody say you worked down a - to $183 million in accounts receivable from GE. Is that just an ordinary course receivable? Or is that a receivable that is tied to the sale of the business?

Robert Woods: No, that’s an - that is an ordinary course receivable, Jack. But it’s - a big piece of it is driven by activity within IKON, as we present data to GE for funding.

So we focus on that in these calls, because the more we can improve our internal process to present things to GE more timely, the quicker it can be funded, and the lower that receivable can be.

Jack Howard:	And, I guess, if you were efficiently running that side of the business, where would this receivable be?

Robert Woods: Jack, I don’t want to predict where it’s going to go to. But I would just tell you, I’m unhappy at $183 million.

Jack Howard: OK. Thanks.

Operator:	We’ll now hear from James Croom with Morgan Stanley.

James Croom:	Good morning.

Matthew Espe:	Good morning.

James Croom: I guess, the first question I had, just so I get my math right, you’re basically spending $31, mostly cash. And your payback is close to 50? And that will be in less than a year. Is that right?

Robert Woods: I’m sorry. Could you clarify the $31?

James Croom:	That’s the restructuring costs that you’re …

Matthew Espe: Oh, I’m sorry. Yes, right.

Robert Woods: OK. Thirty-one is the book implication. Some of that includes write-off. The actual cash implications of that will be more - talk about less than $20 million at this point.

James Croom:	And in the savings it’s still around 50, right?

A hundred basis points on like …

Robert Woods:	((inaudible))

James Croom:	… last year’s sales were four point …

Robert Woods:	Yes, that’s - I understand the math that you’re doing, but the savings on these specific actions, so many things are intertwined here, that I’m not sure I would call it out.

I would just - what we prefer to do is to focus on the 100 basis points, and then look at our run rates into next year.

So, I wouldn’t draw the direct conclusion that by spending 31 or 20 in cash, that that has a direct correlation 100 percent. There’s other - 100 basis points.

There are other things that are in play that are driving that down, as well, other actions that we work on that don’t have charges. We just take the - we do something and it drops our spending rate.

Matthew Espe:	If I could just tag onto that that, you know, the majority of the benefit from the restructuring we’ll be seeing in next year, in 2006.

James Croom:	So, the benefit we saw this quarter was from something else, just ((inaudible)).

Robert Woods:	Most of the benefit this quarter is from blocking and tackling as opposed to these actions.

Matthew Espe: Right. The benefits of these actions are yet to come. And, again, we’d start to see the majority of that as we enter fiscal 2006, which for us begins in October.

James Croom: OK. And then, the next question is, you had a very strong cash flow quarter, and your guidance is kind of still the same.

So, I guess, if you could help me understand why your cash flow won’t be better in the second half, given the strength you’ve already had in the first half.

Robert Woods: Sure. That’s a fair question.

The cash flow that we’ve projected is heavily impacted, if you go back through what we said, there are tax payments related to the retained portfolio that will continue to impact our operating cash until that’s works through the system.

So that’s why the range might appear low versus this quarter. But keep in mind, again, we are just now slightly positive on operating cash through the first six months.

James Croom: OK. And does that mean that the tax payment could be higher this year? I know the total amount, I believe, is $180 million. Does that mean there’d be more this year and less in ’06? Or - is that what you’re saying?

Robert Woods:	I’m not sure I have all the tax payments laid out in my head here.

I would just - what I would tell you is that a piece of the 180 sits within the positive 25 to negative 25. Exactly the precise amount I don’t have in front of me.

James Croom: OK. And then the last question.

If you do sell the French business, would that - would you realize a gain?

Matthew Espe: Well, I just, again, I would say that we’re not commenting specifically on the terms of that deal. And as soon as we conclude the deal, we’ll share the information with everybody.

So that’s - we’re at preliminary stages. We’re in front of the Works’ Councils. We’ve got some more work to do. And as we conclude the deal, we’ll share the financials with everybody.

James Croom: OK. Thank you.

Matthew Espe: You bet. I believe we have time for one more question, they’re telling me.

Operator:	And that final question today will come from Adam Hurwich with Calcine Management.

Adam Hurwich: I’m fine. My question was asked.

Matthew Espe:	OK.

I guess, given that quickie, we’ll go with one more if there’s one out there, and otherwise we’ll …

Operator:	We’ll hear from Mark Altherr with CSFB.

Matthew Espe:	OK, great.

Mark Altherr: Good morning. Thank you.

You filed an 8-K amending your credit agreement a few weeks ago that implied that you were thinking of calling the ’07 notes with senior unsecured debt. Is that the correct takeaway?

Robert Woods: I wouldn’t take away anything from what we filed other than the notes are callable in May. And they’re callable at 102.

As we get into - as we get closer to it, we’ll - and we decide exactly what we’re going to, we will announce it at that time.

Mark Altherr: Good. Thank you.

Matthew Espe: OK. Thank you, everybody. We appreciate your attention. Have a great day.

Operator: And that does conclude today’s conference call. Thank you for your participation.

END